Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARRICK GOLD CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Brookfield Place, TD Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212

Toronto, Ontario, Canada M5J 2S1

(416) 861-9911

(Address and telephone number of Registrant’s principal executive offices)

1600 – 925 West Georgia Street

Vancouver, British Columbia, Canada V6C 3L2

(604) 685-3456

(Address and telephone number of Registrant’s registered office)

CT Corporation System

28 Liberty Street New York, NY 10005

(212) 894-8800

(Name, address and telephone number of agent for service in the United States)

Copies to:

Richard Hall Andrew J. Pitts Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York, USA 10019-7475 (212) 474-1000	Melanie Shishler Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto, Ontario, Canada M5V 3J7 (416) 863-0900

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement is declared effective, as determined by market conditions.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	At some future date (check the appropriate box below):

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.

☐    pursuant to Rule 467(b) on (    ) at (    ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

3.

☐    pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee(3)
Debt Securities
Common Shares
Warrants
Subscription Receipts
Units
Share Purchase Contracts
First Preferred Shares
Second Preferred Shares
Total	US$4,000,000,000	100%	US$4,000,000,000	US$436,400

(1)

There is being registered hereunder an indeterminate number of securities of Barrick Gold Corporation (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

Pursuant to Rule 457(p) of the Securities Act, the Registrant hereby offsets $436,400 of the registration fee required in connection with this Registration Statement by (i) $463,600 previously paid by the Registrants in connection with the registration of U.S. $4,000,000,000 proposed maximum aggregate offering price of securities on Form F-10 (Commission File No. 333-216099) initially filed with the Commission on February 16, 2017 and (ii) $21,200 previously paid by the Registrants in connection with the registration of U.S. $4,000,000,000 proposed maximum aggregate offering price of securities on Form F-10 (Commission File No. 333-230235) initially filed with the Commission on March 13, 2019, all of which remain unsold at the termination of the offering contemplated by such registration statements. Accordingly, no additional amount is being paid herewith.

The Registrant hereby amends this Registration Statement on Form F-10 (this “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Barrick at our head office located at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1 (telephone (416) 861-9911) or at our registered office located at 1600 – 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2 (telephone (604) 685-3456) and are also available electronically at www.sedar.com and www.sec.gov/edgar.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	May 7, 2021

BARRICK GOLD CORPORATION

US$4,000,000,000

COMMON SHARES

DEBT SECURITIES

SUBSCRIPTION RECEIPTS

WARRANTS

SHARE PURCHASE CONTRACTS

UNITS

Barrick Gold Corporation (“Barrick”) may from time to time offer and issue the following securities: (i) common shares (“Common Shares”); (ii) senior and subordinated unsecured debt securities (collectively, “Debt Securities”), including debt securities convertible or exchangeable into other securities of Barrick; (iii) subscription receipts (“Subscription Receipts”); (iv) warrants (“Warrants”); (v) share purchase contracts (“Share Purchase Contracts”); and (vi) units comprised of one or more of the other securities described in this prospectus (“Units”, and together with the Common Shares, Debt Securities, Subscription Receipts, Warrants and Share Purchase Contracts, the “Securities”), having an aggregate offering price of up to US$4,000,000,000 (or the equivalent in Canadian dollars or other currencies), during the 25 month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”).

We are permitted, under the multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States.

Financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Prospective investors should be aware that the acquisition of Securities may subject you to tax consequences in both the United States and Canada. This Prospectus may not describe these tax consequences fully. You should read the tax discussion contained in any applicable Prospectus Supplement.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because our company exists under the laws of the Province of British Columbia, Canada, some of our directors and officers and most of the experts named in this Prospectus are resident outside the United States, and a significant portion of our assets and a significant portion of the assets of those officers, directors and experts are located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter or dealer has been involved in the preparation of, or has performed any review of, this Prospectus.

The specific variable terms of any offering of Securities will be set out in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of shares offered and the offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at the market distributions” as defined in National Instrument 44-102 – Shelf Distributions); (ii) in the case of the Debt Securities, the specific designation of the Debt Securities, whether such Debt Securities are senior or subordinated, the aggregate principal amount of the Debt Securities being offered, the currency or currency unit in which the Debt Securities may be purchased, authorized denominations, any limit on the aggregate principal amount of the Debt Securities of the series being offered, the issue and delivery date, the maturity date, the offering price (at par, at a discount or at a premium), the interest rate or method of determining the interest rate, the interest payment date(s), any conversion or exchange rights that are attached to the Debt Securities, any redemption provisions, any repayment provisions and any other specific terms; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the procedures for the exchange of Subscription Receipts for Common Shares or Debt Securities, as the case may be, the currency or currency unit in which the Subscription Receipts are issued and any other specific terms; (iv) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities or other Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (v) in the case of Share Purchase Contracts, whether the Share Purchase Contracts obligate the holder thereof to purchase or sell Common Shares, the currency in which the Share Purchase Contracts are issued and the nature and amount of each of those Securities and any other specific terms; and (vi) in the case of Units, the designation and terms of the Units and of the Securities comprising the Units, the currency or currency unit in which the Units are issued and any other specific terms. A Prospectus Supplement may include other specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

We may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly subject to obtaining any required exemptive relief or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, if any, engaged by us in connection with the offering and sale of Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to us, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to us. See “Plan of Distribution”.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “ABX” and on the New York Stock Exchange (the “NYSE”) under the symbol “GOLD”. There is currently no market through which the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts and Units may be sold and purchasers may not be able to resell any Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors” below and the “Risk Factors” section of the applicable Prospectus Supplement.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates.

Subject to applicable laws, in connection with any offering of Securities other than an “at the market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities at levels other than those which may prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

No underwriter or dealer involved in an “at the market distribution”, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer may over-allot Securities in connection with the distribution or may affect any other transactions that are intended to stabilize or maintain the market price of the Securities in connection with an “at the market distribution”.

NOTICE TO READERS

This Prospectus provides a general description of the Securities that we may offer. Each time we sell Securities under this Prospectus, we will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide investors with different or additional information. We are not making an offer of Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this Prospectus to “Barrick”, “we”, “us” and “our” refer to Barrick Gold Corporation and/or, as applicable, one or more of its subsidiaries.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This Prospectus, including the documents incorporated herein by reference, contains “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking information” or “forward-looking statements”). All statements, other than statements of historical fact, are forward-looking statements. The words “believe”, “expect”, “anticipate”, “vision”, “target”, “plan”, “opportunities”, “objective”, “pursuit”, “pursue”, “assume”, “intend”, “intention”, “project”, “goal”, “continue”, “budget”, “estimate”, “guidance”, “outlook”, “forecast”, “potential”, “strategy”, “prospective”, “following”, “future”, “aim”, “work towards”, “focus”, “during”, “ongoing”, “subject to”, “scheduled”, “may”, “will”, “can”, “should”, “could”, “would”, “might” and similar expressions identify forward-looking statements.

In particular, this Prospectus contains forward-looking statements including, without limitation, with respect to: (i) Barrick’s goal to be the world’s most valued gold mining business; (ii) Barrick’s forward-looking production guidance; (iii) estimates of future cost of sales per ounce for gold and per pound for copper, total cash costs per ounce and C1 cash costs per pound and all-in sustaining costs per ounce/pound; (iv) cash flow forecasts; (v) projected capital, operating and exploration expenditures; (vi) the timing and amount of Barrick’s return of capital distributions; (vii) mine life and production rates, including timing of production ramp-up at Bulyanhulu; (viii) Barrick’s engagement with local communities to manage the Covid-19 pandemic; (ix) Barrick’s ability to identify, invest in and develop potential Tier One,1 Tier Two and Strategic Assets2; (x) Barrick’s future plans, growth potential, financial strength, investments and overall strategy, including with respect to dispositions of non-core assets, maximizing the long-term value of Barrick’s strategic copper business and Barrick’s participation in the future consolidation of the gold industry; (xi) Barrick’s plans and expected completion and benefits of Barrick’s growth projects, including construction of Goldrush twin exploration declines, the Turquoise Ridge Third Shaft, timing of completion of a final feasibility study for Goldrush and approval of the plan of operations; (xii) Pueblo Viejo plant and tailings facility expansion, Bulyanhulu production ramp-up, Zaldívar chloride leach project and Veladero power transmission project; (xiii) the potential impact of proposed changes to Nevada’s Net Proceeds of Mineral tax on Nevada Gold Mines LLC (“Nevada Gold Mines”) and Barrick’s engagement with affected stakeholders to reach a solution that secures the long-term viability of the Nevada mining industry; (xiv) the partnership between Barrick and the Government of Tanzania and the agreement to resolve all outstanding disputes between Acacia Mining plc (“Acacia”) and the

Government of Tanzania; (xv) Barrick and Barrick Niugini Limited’s (“BNL”) response to the government of Papua New Guinea’s decision not to extend Porgera’s special mining lease and to the Internal Revenue Commission’s proposed tax adjustments; (xvi) the terms of a new partnership for Porgera’s future ownership and operation under the framework agreement between the government of Papua New Guinea and BNL (the ”Framework Agreement”) and the timeline for execution of definitive agreements and formation of a new joint venture to implement the Framework Agreement and recommence operations at the Porgera gold mine; (xvii) the anticipated sharing of economic benefits generated by the Porgera gold mine, increased equity ownership for the government of Papua New Guinea and landowners and other expected benefits for stakeholders and the local community under the Framework Agreement; (xviii) the potential to make the Porgera gold mine a world-class, long-life gold mine; (xix) the duration of the temporary suspension of operations at the Porgera gold mine; (xx) administrative steps required prior to the distribution of cash and equivalents held at Kibali in banks in the Democratic Republic of Congo; (xxi) Barrick’s pipeline of high confidence projects at or near existing operations; (xxii) potential mineralization and metal or mineral recoveries; (xxiii) Barrick’s ability to convert resources into reserves; (xxiv) asset sales, joint ventures and partnerships; (xxv) the timeline for completion of the sale of Barrick’s Lagunas Norte mine; (xxvi) Barrick’s economic and social development priorities within Barrick’s host communities, including local hiring, procurement, training and community development initiatives; (xxvii) Barrick’s digital innovation initiatives; (xxviii) Barrick’s strategy, plans, targets and goals in respect of environmental and social governance issues, including climate change, greenhouse gas emissions reduction targets and tailings storage facility management; and (xxix) expectations regarding future price assumptions, financial performance and other outlook or guidance.

Forward-looking statements are necessarily based upon a number of estimates and assumptions including material estimates and assumptions related to the factors set forth below that, while considered reasonable by us as at the date of this Prospectus in light of management’s experience and perception of current conditions and expected developments, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements and undue reliance should not be placed on such statements and information. Such factors include, but are not limited to: fluctuations in the spot and forward price of gold, copper or certain other commodities (such as silver, diesel fuel, natural gas and electricity); the speculative nature of mineral exploration and development; changes in mineral production performance, exploitation and exploration successes; risks associated with projects in the early stages of evaluation and for which additional engineering and other analysis is required; the benefits expected from recent transactions being realized, including Nevada Gold Mines; diminishing quantities or grades of reserves; increased costs, delays, suspensions and technical challenges associated with the construction of capital projects; operating or technical difficulties in connection with mining or development activities, including geotechnical challenges and disruptions in the maintenance or provision of required infrastructure and information technology systems; failure to comply with environmental and health and safety laws and regulations; non-renewal of key licenses by governmental authorities; timing of receipt of, or failure to comply with, necessary permits and approvals; uncertainty whether some or all of Barrick’s targeted investments and projects will meet Barrick’s capital allocation objectives and internal hurdle rate; the impact of global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future cash flows; adverse changes in Barrick’s credit ratings; the impact of inflation; fluctuations in the currency markets; changes in U.S. dollar interest rates; risks arising from holding derivative instruments; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in Canada, the United States and other jurisdictions in which Barrick or its affiliates do or may carry on business in the future; lack of certainty with respect to foreign legal systems, corruption and other factors that are inconsistent with the rule of law; risks associated with illegal and artisanal mining; risks associated with new diseases, epidemics and pandemics, including the effects and potential effects of the global Covid-19 pandemic; disruption of supply routes which may cause delays in construction and mining activities; damage to Barrick’s reputation due to the actual or perceived occurrence of any number of events, including negative publicity with respect to Barrick’s handling of environmental matters or dealings with community groups, whether true or not; the possibility that future exploration results will not be consistent with Barrick’s expectations; risks that exploration data may be incomplete and considerable additional work may be required to complete further evaluation, including but not limited to drilling, engineering and socioeconomic studies and investment; risk of loss due to acts of war, terrorism, sabotage and civil disturbances; litigation and legal and administrative proceedings; contests over title to properties, particularly title to undeveloped properties, or over access to water, power and other required infrastructure; business opportunities that may be presented to, or pursued by, Barrick; risks associated with the fact that certain of the initiatives described in this Prospectus, including the documents incorporated herein by reference, are still in the early stages and may not materialize; Barrick’s ability to successfully integrate acquisitions or complete divestitures, including our ability to successfully reintegrate Acacia’s operations; risks associated with working with partners in jointly controlled assets; employee relations including loss of key employees; increased costs and physical risks, including extreme weather events and resource shortages, related to climate change; and availability and increased costs associated with mining inputs and labor. Barrick also cautions that its 2021 guidance may be impacted by the unprecedented business and social disruption caused by the spread of Covid-19. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion, copper cathode or gold or copper concentrate losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks).

Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this Prospectus are qualified by these cautionary statements. For additional information with respect to our risk factors, reference should be made to the section of this Prospectus entitled “Risk Factors”, to the documents incorporated herein by reference and to our continuous disclosure materials filed from time to time with Canadian and United States securities regulatory authorities. Specific reference is made to the most recent Form 40-F/Annual Information Form, Annual Management’s Discussion and Analysis and Interim Management’s Discussion and Analysis (as each such term is defined below) on file with the SEC and Canadian securities regulatory authorities for a more detailed discussion of some of the factors underlying forward-looking statements and the risks that may affect Barrick’s ability to achieve the expectations set forth in the forward-looking statements contained in this Prospectus.

All forward-looking information in this Prospectus and in the documents incorporated herein by reference is qualified in its entirety by the above cautionary statements and Barrick disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF NON-GAAP FINANCIAL PERFORMANCE MEASURES

This Prospectus, including the documents incorporated herein by reference, contains non-GAAP financial performance measures including “adjusted net earnings”, “free cash flow”, “EBITDA”, “adjusted EBITDA”, “total cash costs per ounce”, “C1 cash costs per pound”, “all-in sustaining costs per ounce/pound”, “all-in costs per ounce” and “realized price”. For a detailed description of each of the non-GAAP measures used in this Prospectus, including the documents incorporated herein by reference, and a detailed reconciliation to the most directly comparable measure under IFRS, as issued by IASB, refer to the “Non-GAAP Financial Performance Measures” section of the Annual Management’s Discussion and Analysis (as defined under the heading “Documents Incorporated by Reference” below) on pages 96 to 122 and on pages 74 to 92 of the Interim Management’s Discussion and Analysis (as defined under the heading “Documents Incorporated by Reference” below). Each non-GAAP financial performance measure has been annotated with a reference to an endnote on page 123 of the Annual Management’s Discussion and Analysis. The non-GAAP financial performance measures set out in this Prospectus, including the documents incorporated herein by reference, are intended to provide additional information to investors and do not have any standardized meaning under IFRS, as issued by

IASB, and therefore may not be comparable to other issuers, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS, as issued by IASB.

NOTICE REGARDING PRESENTATION

OF OUR MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

Our mineral reserves and mineral resources have been estimated as at December 31, 2020 in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) as required by Canadian securities regulatory authorities.

For United States reporting purposes, the SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These amendments became effective February 25, 2019 (the ”SEC Modernization Rules”) with compliance required for the first fiscal year beginning on or after January 1, 2021. The SEC Modernization Rules replace the historical property disclosure requirements for mining registrants that were included in SEC Industry Guide 7, which will be rescinded from and after the required compliance date of the SEC Modernization Rules. As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured”, “indicated” and “inferred” mineral resources. In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be substantially similar to the corresponding Canadian Institute of Mining, Metallurgy and Petroleum definitions, as required by NI 43-101.

United States investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and great uncertainty as to whether they can be mined legally or economically. In accordance with Canadian rules, estimates of “inferred” mineral resources cannot form the basis of feasibility or other economic studies, except in limited circumstances where permitted under NI 43-101.

In addition, United States investors are cautioned not to assume that any part or all of Barrick’s mineral resources constitute or will be converted into reserves. These terms have a great amount of uncertainty as to their economic and legal feasibility. Accordingly, United States investors are cautioned not to assume that any “measured”, “indicated”, or “inferred” mineral resources that we report in this Prospectus are or will be economically or legally mineable.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Barrick is a corporation existing under the laws of the Province of British Columbia, Canada. A significant portion of our assets are located outside of the United States. In addition, some of our directors and officers and most of the experts named in this Prospectus are resident outside the United States, and a significant portion of their respective assets are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of the Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors and officers and experts under United States federal securities laws.

We have filed with the SEC, concurrently with the registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we have appointed CT Corporation System, 28 Liberty Street, New York, NY, 10005, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against us in a United States court arising out of or related to or concerning the offering of the Securities under the registration statement.

Additionally, it might be difficult for shareholders to enforce judgments of the United States courts based solely upon civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States in a Canadian court against us or any of our non-U.S. resident directors, officers or the experts named in this Prospectus or to bring an original action in a Canadian court to enforce liabilities based on the United States federal or state securities laws against such persons.

Charles Lynn Bolin, Simon P. Bottoms, Craig Fiddes, Jay Olcott, Richard Quarmby, Rodney B. Quick, John Steele, Steven W. Yopps, Chad Yuhasz, Kathleen Ann Altman, Derek Holm, Andrew Law, Hugo Miranda and Graham E. Trusler, each a “qualified person” for purposes of Canadian securities legislation who has prepared or supervised the preparation of certain scientific and technical information on behalf of Barrick, reside outside of Canada. All of our directors, John L. Thornton, Mark Bristow, Gustavo Cisneros, Christopher L. Coleman, J. Michael Evans, Brian L. Greenspun, J. Brett Harvey, Anne Kabagambe, Andrew J. Quinn and Loreto Silva, and our Senior Executive Vice-President and Chief Financial Officer, Graham Shuttleworth, reside outside of Canada and each has appointed Barrick Gold Corporation, Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1 as agent for service of process. Investors are advised that it may not be possible to enforce judgments obtained in Canada against any person that resides outside of Canada, even if such person has appointed an agent for service of process.

CURRENCY AND EXCHANGE RATE INFORMATION

This Prospectus contains references to United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars. References to “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars. The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/United States dollar exchange rate. Except as indicated below, the information is based on the average daily exchange rate as reported by the Bank of Canada. Such average daily exchange rate on May 5, 2021 was C$1.2272 = US$1.00.

	Period End	Average	Low	High
		(C$ per US$)
Year ended December 31,
2020	1.2732	1.3415	1.2718	1.4496
2019	1.2988	1.3269	1.2988	1.3600

Three months ended March 31,
2021	1.2575	1.2660	1.2455	1.2828
2020	1.4187	1.3449	1.2970	1.4496

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed by us with securities commissions or similar authorities in Canada. Our disclosure documents listed below and filed with the appropriate securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and filed with or furnished to the SEC are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	the annual information form dated as of March 19, 2021 (the “Annual Information Form”) for the fiscal year ended December 31, 2020;

(b)

the annual audited consolidated financial statements for the year ended December 31, 2020, including consolidated balance sheets as at December 31, 2020 and December 31, 2019 and the consolidated statements of income, comprehensive income, cash flow and changes in equity for each of the years in the two-year period ended December  31, 2020, and related notes (the “Audited Financial Statements”), together with the independent auditor’s report thereon;

(c)	the management’s discussion and analysis in respect of the Audited Financial Statements (the “Annual Management’s Discussion and Analysis”);

(d)	the information circular dated March 26, 2021 prepared in connection with the annual and special meeting of Barrick’s shareholders held on May 4, 2021 (the “Annual and Special Meeting”);

(e)	the unaudited interim consolidated financial statements for the fiscal quarter ended March 31, 2021 and related notes (the “Interim Financial Statements”); and

(f)	the management’s discussion and analysis in respect of the Interim Financial Statements (the “Interim Management’s Discussion and Analysis”).

Any document of the type referred to above, including any material change report (other than any confidential material change report), any business acquisition report, any Prospectus Supplements disclosing additional or updated information, and any “template version” of “marketing materials” (each as defined in National Instrument 41-101-General Prospectus Requirements) subsequently filed by us with such securities commissions or regulatory authorities in Canada after the date of this Prospectus, and prior to the termination of the distribution under this Prospectus, shall be deemed to be incorporated by reference into this Prospectus.

In addition, all documents filed by us on Form 6-K or Form 40-F with the SEC on or after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and the registration statement on Form F-10 of which this Prospectus forms a part, if and to the extent expressly provided in such document. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to Barrick and the readers should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein. Our current reports on Form 6-K and our annual reports on Form 40-F are available on the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) website at www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

When we file a new annual information form and audited consolidated financial statements and related management discussion and analysis with and, where required, they are accepted by, the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related management discussion and analysis and all unaudited interim consolidated financial statements and related management discussion and analysis for such periods, all material change reports and any information circular and business acquisition report filed prior to the commencement of our financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and the accompanying management discussion and analysis being filed by us with the applicable securities regulatory authorities during the term of this Prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the filing of the new interim financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Barrick at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1, (416) 861-9911. These documents are also available through the Internet on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”), which can be accessed at www.sedar.com. The information contained on, or accessible through, our website or any of the websites listed below is not incorporated by reference into this Prospectus and is not, and should not be considered to be, a part of this Prospectus, unless it is explicitly so incorporated.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, Barrick is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Barrick’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Some of the documents that we file with or furnish to the SEC are electronically available from the SEC’s Electronic Document Gathering and Retrieval system, which is commonly known by the acronym “EDGAR”, and may be accessed at www.sec.gov.

We have filed with the SEC a registration statement on Form F-10 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the Securities offered by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Securities offered in this Prospectus, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. See “Documents Filed as Part of the Registration Statement”.

PRESENTATION OF FINANCIAL INFORMATION

Barrick presents its consolidated financial statements in United States dollars and its consolidated financial statements are prepared in accordance with IFRS, as issued by the IASB. Unless otherwise indicated, financial information included or incorporated by reference in this Prospectus has been prepared in accordance with IFRS, as issued by IASB. As a result, certain financial information included or incorporated by reference in this Prospectus may not be comparable to financial information prepared by companies in the United States. Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.

RISK FACTORS

An investment in the Securities involves certain risks. A prospective purchaser of Securities should carefully consider the risks and uncertainties described in the documents incorporated by reference into this Prospectus (including subsequently filed documents incorporated by reference into this Prospectus) and, if applicable, those described in a Prospectus Supplement relating to a specific offering of Securities. Discussions of certain risks and uncertainties affecting our business are provided in our Annual Information Form, our Annual Management’s Discussion and Analysis and our Interim Management’s Discussion and Analysis (or, as applicable, our annual information form and our management’s discussion and analysis for subsequent periods), each of which is incorporated by reference into this Prospectus. These are not the only risks and uncertainties that we face. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.

In addition, prospective purchasers of Securities should carefully consider, in light of their own financial circumstances, the risk factors set out below, as well as the other information contained in this Prospectus (including the documents incorporated by reference herein) and in all subsequently filed documents incorporated by reference and those described in a Prospectus Supplement relating to a specific offering of Securities, before making an investment decision.

There is no existing public market for the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units and a market may not develop.

There is currently no market through which the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units may be sold and purchasers of Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units may not be able to resell such Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units purchased under this Prospectus. There can be no assurance that an active trading market will develop for the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units after an offering or, if developed, that such market will be sustained. This may affect the pricing of the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Debt Securities, Subscription Receipts, Warrants, Share Purchase Contracts or Units and the extent of issuer regulation.

The public offering prices of the Securities may be determined by negotiation between Barrick and underwriters, dealers or agents based on several factors and may bear no relationship to the prices at which the Securities will trade in the public market subsequent to such offering, if any public market develops. See “Plan of Distribution”.

Prevailing interest rates will affect the market price or value of the Debt Securities.

The market price or value of the Debt Securities will decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

The Debt Securities will not be secured by assets of Barrick.

Holders of secured indebtedness of Barrick would have a claim on the assets securing such indebtedness that effectively ranks prior to the claim of holders of Debt Securities and would have a claim that ranks equal with the claim of holders of senior Debt Securities and senior to the claim of holders of subordinated Debt Securities to the extent that such security did not satisfy the secured indebtedness. Furthermore, although covenants given by Barrick in various agreements may restrict incurring secured indebtedness, such indebtedness may, subject to certain conditions, be incurred by us in the future.

Subordination.

The Debt Securities will be senior or subordinated indebtedness as described in the relevant Prospectus Supplement. In the event of the insolvency or winding-up of Barrick, any subordinated Debt Securities would be subordinated and postponed in right of payment to the prior payment in full of all other liabilities and indebtedness of Barrick, other than indebtedness that, by its terms, ranks equally with, or subordinate to, such subordinated Debt Securities.

Potential Dilution.

Our notice of articles and articles on continuation, each dated as of and effective on November 27, 2018 (collectively, the “Articles”), allow us to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as shall be established by our Board of Directors, in many cases, without the approval of our shareholders. We may issue Common Shares in public or private offerings (including through the sale of Securities convertible into or exchangeable for Common Shares) and on the exercise of stock options or other securities exercisable for Common Shares. We may also issue Common Shares to finance or as consideration for future acquisitions and other projects or in connection with the establishment or development of strategic relationships. Any such future issuances of Common Shares could be significant and we cannot predict the effect that future issuances and sales of Common Shares will have on the market price of the Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for our Common Shares. With any additional issuance of Common Shares, investors will suffer dilution to their voting power and we may experience dilution in our earnings per share.

Foreign Currency Risks.

Securities denominated or payable in foreign currencies may entail significant risks, and the extent and nature of such risks change continuously. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency market, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending on the currency or currencies involved. Prospective purchasers should consult their own financial and legal advisors as to the risks entailed in an investment in Securities denominated in currencies other than the currency primarily used by such purchaser. Such Securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

BARRICK

Overview

Barrick is a corporation continued under the Business Corporations Act (British Columbia). Barrick originally existed under the Business Corporations Act (Ontario) resulting from the amalgamation, effective July 14, 1984, under the laws of the Province of Ontario, of Camflo Mines Limited, Bob-Clare Investments Limited and the former Barrick Resources Corporation. By articles of amendment effective December 9, 1985, Barrick changed its name to American Barrick Resources Corporation. Effective January 1, 1995, as a result of an amalgamation with a wholly-owned subsidiary, Barrick changed its name from American Barrick Resources Corporation to Barrick Gold Corporation. In connection with its acquisition of Placer Dome Inc., Barrick amalgamated with Placer Dome Inc. pursuant to articles of amalgamation dated May 9, 2006. On January 1, 2009, Barrick amalgamated with its wholly-owned subsidiary, Arizona Star Resource Corp. Barrick continued under the Business Corporations Act (British Columbia) effective November 27, 2018. On January 1, 2019, Barrick completed its share-for-share merger with Randgold Resources Limited (“Randgold”). Following the merger, Randgold was renamed Barrick Gold (Holdings) Limited.

On March 10, 2019, Barrick entered into an implementation agreement with Newmont Corporation (“Newmont”) to create a joint venture combining the bulk of the companies’ respective mining operations, assets, reserves and talent in the State of Nevada. On July 1, 2019, the transaction closed, establishing Nevada Gold Mines, and Barrick began consolidating the operating results, cash flows and net assets of Nevada Gold Mines. Barrick is the operator of the joint venture and owns 61.5%, with Newmont owning the remaining 38.5% of the joint venture.

In 2010, Barrick created African Barrick Gold plc (which subsequently changed its name to Acacia), a new London Stock Exchange-listed company, to hold Barrick’s African gold mines, gold projects and gold exploration properties. In 2019, in an effort to resolve ongoing disputes between Acacia and the Government of Tanzania, Barrick made an offer to acquire all 36.1% of the Acacia shares that it did not already own. Barrick and Acacia agreed on the terms of the acquisition in July 2019, which was implemented by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006 completed on September 17, 2019.

Barrick is one of the world’s leading gold mining companies with annual gold production and gold reserves that are among the largest in the industry. We are principally engaged in the production and sale of gold and copper, as well as related activities such as exploration and mine development. We hold ownership interests in fourteen producing gold mines, including six Tier One Gold Assets1 and a diversified asset portfolio positioned for growth in many of the world’s most prolific gold districts. These gold mines are geographically diversified and are located in Argentina, Canada, Côte d’Ivoire, the Democratic Republic of Congo, the Dominican Republic, Mali, Tanzania and the United States. Our mine in Papua New Guinea was placed on care and maintenance in April 2020. Our copper mines are located in Zambia, Chile and Saudi Arabia. We also have exploration and development projects located throughout the Americas and Africa. We sell our production in the world market through the following distribution channels: gold bullion is sold in the gold spot market or to independent refineries; gold and copper concentrate is sold to independent smelting or trading companies; and copper cathode is sold to third-party purchasers or on exchange. Barrick shares trade on the New York Stock Exchange under the symbol “GOLD” and the Toronto Stock Exchange under the symbol “ABX”.

Barrick’s corporate office is located at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada, M5J 2S1. Barrick’s registered office is located at 1600 – 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2.

RECENT DEVELOPMENTS

Executive Officer Appointments

On April 1, 2021, we appointed Riaan Grobler, Commercial and Supply Chain Executive, and Glenn Heard, Mining Executive, as new executive officers of Barrick.

SHARE STRUCTURE

Barrick’s authorized share capital consists of an unlimited number of common shares. As of May 5, 2021, we had 1,778,371,343 Common Shares issued and outstanding.

CONSOLIDATED CAPITALIZATION

On March 15, 2021, we issued 72,493 Common Shares to Barrick shareholders in connection with our Dividend Reinvestment Plan. There have been no material changes in our loan capital, on a consolidated basis, from December 31, 2020 to the date of this Prospectus.

EARNINGS COVERAGE RATIOS

The applicable Prospectus Supplement will provide, as required, the earnings coverage ratios with respect to the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, we intend to use the net proceeds from the sale of Securities for general corporate purposes. Specific information about the use of net proceeds of any offering of Securities under this Prospectus will be set forth in the applicable Prospectus Supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities denominated in Canadian dollars, United States dollars or other currencies. We may, from time to time, issue securities other than pursuant to this Prospectus.

DIVIDENDS

Barrick’s practice has been to declare dividends following a fiscal quarter in its announcement of the results for such quarter. Dividends declared are paid in the same quarter. On May 6, 2020, our Board of Directors declared a first quarter dividend of US$0.07 per Common Share, which was paid on June 15, 2020 to holders of record on May 29, 2020. On August 10, 2020, our Board of Directors declared a second quarter dividend of US$0.08 per Common Share, which was paid on September 15, 2020 to holders of record on August 31, 2020. On November 5, 2020, our Board of Directors declared a third quarter dividend of US$0.09 per Common Share, which was paid on December 15, 2020 to holders of record on November 30, 2020. On February 18, 2021, our Board of Directors declared a fourth quarter dividend of US$0.09 per Common Share, which was paid on March 15, 2021 to holders of record on March 1, 2021. On May 4, 2021, our Board of Directors declared a first quarter dividend of US$0.09 per Common Share, which will be paid on June 15, 2021 to holders of record on May 28, 2021.

Barrick’s Dividend Reinvestment Plan resulted in 164,000 Common Shares issued to shareholders in connection with dividends for the year ended December 31, 2020. The amount and timing of any dividends is within the discretion of Barrick’s Board of Directors. The Board of Directors reviews the dividend policy quarterly based on, among other things, our current and projected liquidity profile.

RETURN OF CAPITAL

At the Annual and Special Meeting, shareholders of Barrick approved a US$750 million return of capital distribution (the “Return of Capital”). The funds to be used in the Return of Capital are derived from a portion of the proceeds from the divestiture of Kalgoorlie Consolidated Gold Mines in November 2019 and from other recent dispositions made by Barrick and its affiliates. The total return of capital distribution is expected to be effected in three equal tranches. The first US$250 million tranche will be paid on June 15, 2021 to shareholders of record at the close of business on May 28, 2021. The remaining distribution of US$500 million is expected to be effected in two equal tranches to shareholders of record on dates to be determined in August and November 2021.

DESCRIPTION OF SECURITIES OFFERED

Common Shares

There are no limitations contained in the Articles of Barrick or the Business Corporations Act (British Columbia) on the ability of a person who is not a Canadian resident to hold Common Shares or exercise the voting rights associated with our Common Shares.

The rights, preferences and privileges of holders of Common Shares are subject to the rights of the holders of shares of any class or series ranking in priority to the Common Shares that Barrick may issue in the future. A summary of the rights of the Common Shares is set forth below. Common Shares may be sold separately or together with Debt Securities, Subscription Receipts, Warrants or Share Purchase Contracts under this Prospectus. Common Shares may also be issuable on conversion, exchange, exercise or maturity of certain Debt Securities, Subscription Receipts, Warrants or Share Purchase Contracts qualified for issuance under this Prospectus.

Dividends

Subject to any preference as to the payment of dividends provided to any shares ranking in priority to Common Shares, the holders of Common Shares are entitled to receive dividends if, as and when declared by our Board of Directors in respect of the Common Shares. The Business Corporations Act (British Columbia) provides that a company may declare or pay a dividend unless there are reasonable grounds for believing that the company is unable to pay the company’s debts as they become due in the ordinary course of business or the payment of the dividend would render the company unable to pay the company’s debts as they become due in the ordinary course of business.

Liquidation

In the event of the liquidation, dissolution or winding-up of Barrick or other distribution of assets of Barrick among its shareholders for the purpose of winding-up its affairs, all of the property and assets of Barrick which remain after payment to the holders of any shares ranking in priority to Common Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution, winding-up or distribution, will be paid or distributed equally, share for share, to the holders of the Common Shares without preference or distinction.

Voting Rights

The holders of Common Shares are entitled to (i) receive notice of and attend (in person or by proxy) and be heard at all general meetings of the shareholders (other than separate meetings of the holders of shares of any other class of shares of Barrick or any series of shares of such other class of shares); and (ii) vote at all such general meetings of the shareholders with each holder of Common Shares being entitled to one vote per share held.

Debt Securities

The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of a series of Debt Securities offered pursuant to an accompanying Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in the applicable Prospectus Supplement. One or more series of Debt Securities may be sold separately or together with Common Shares, Subscription Receipts, Warrants or Share Purchase Contracts under this Prospectus, or on conversion or exchange of any such Securities.

Priority

The Debt Securities will be senior or subordinated indebtedness of Barrick as described in the relevant Prospectus Supplement. If the Debt Securities are senior indebtedness, they will rank equally and rateably with all other unsecured indebtedness of Barrick, from time to time issued and outstanding, which is not subordinated.

If the Debt Securities are subordinated indebtedness, they will rank equally and rateably with all other subordinated Debt Securities from time to time issued and outstanding. In the event of the insolvency or winding-up of Barrick, the subordinated Debt Securities will be subordinated and postponed in right of payment to the prior payment in full of all other liabilities and indebtedness of Barrick, other than indebtedness that, by its terms, ranks equally with, or subordinate to, such subordinated Debt Securities.

The Debt Securities are Unsecured Obligations

The Debt Securities will be direct unsecured obligations of Barrick.

Terms of the Debt Securities

As required by United States federal law and in conformity with the applicable laws of Canada, for all bonds and notes of companies that are publicly offered, the Debt Securities will be governed by a document called an “indenture”. There will be a separate indenture for the senior Debt Securities and the subordinated Debt Securities. An indenture is a contract between a financial institution, acting on your behalf as trustee of the Debt Securities offered, and us. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture. Second, the trustee performs certain administrative duties for us. The aggregate principal amount of Debt Securities that may be issued under each indenture is unlimited. A copy of the form of each indenture to be entered into in connection with offerings of Debt Securities has been filed with the SEC as an exhibit to the registration statement on Form F-10 filed on February 16, 2017, and will be filed with the securities regulatory authorities in Canada when it is entered into. A copy of any indenture or supplement thereto entered into by us will be filed with securities regulatory authorities and will be available on our SEDAR profile at www.sedar.com.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates.

Selected provisions of the Debt Securities and the indenture(s) under which such Debt Securities will be issued are summarized below. This summary is not complete. The statements made in this Prospectus relating to any indenture and Debt Securities to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable indenture.

The indentures will not limit the amount of Debt Securities that we may issue thereunder. We may issue Debt Securities from time to time under an indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

The Prospectus Supplement for a particular series of Debt Securities will disclose the specific terms of such Debt Securities, including the price or prices at which the Debt Securities to be offered will be issued. The terms and provisions of any Debt Securities offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of such terms. Those terms may include some or all of the following:

(a)	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

(b)	the indenture under which such Debt Securities will be issued and the trustee(s) thereunder;

(c)

the currency or currency units for which the Debt Securities may be purchased and the currency or currency unit in which the principal and any interest is payable (in either case, if other than Canadian dollars);

(d)	whether such Debt Securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

(e)	the percentage of the principal amount at which such Debt Securities will be issued;

(f)	the date or dates on which such Debt Securities will mature;

(g)	the rate or rates per annum at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any);

(h)	the dates on which any such interest will be payable and the record dates for such payments;

(i)	any redemption term or terms under which such Debt Securities may be defeased;

(j)	whether such Debt Securities are to be issued in registered form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

(k)	the place or places where principal, premium and interest will be payable;

(l)	the designation and terms of any other Securities with which the Debt Securities will be offered, if any, and the principal amount of Debt Securities that will be offered with each Security;

(m)	the securities exchange(s) on which such series of Debt Securities will be listed, if any;

(n)	any terms relating to the modification, amendment or waiver of any terms of such Debt Securities or the applicable indenture;

(o)	any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such series of debt securities to be due and payable;

(p)	governing law;

(q)	any limit upon the aggregate principal amount of the Debt Securities of such series that may be authenticated and delivered under the indenture;

(r)	if other than Barrick or the trustee, the identity of each registrar and/or paying agent;

(s)	if the Debt Securities are issued as a Unit with another Security, the date on and after which the Debt Securities and other Security will be separately transferable;

(t)	if the Debt Securities are to be issued upon the exercise of Warrants, the time, manner and place for such Securities to be authenticated and delivered;

(u)	if the Debt Securities are to be convertible or exchangeable into other securities of Barrick, the terms and procedures for the conversion or exchange of the Debt Securities into other securities; and

(v)	any other specific terms of the Debt Securities of such series, including any events of default or covenants.

Any convertible or exchangeable Debt Securities will be convertible or exchangeable only for other securities of Barrick.

Debt Securities, if issued in registered form, will be exchangeable for other Debt Securities of the same series and tenor, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the corporate trust office of the relevant trustee. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

Modifications

We may amend any indenture and the Debt Securities without the consent of the holders of the Debt Securities in certain circumstances including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Debt Securities. A more detailed description of the amendment provisions will be included in the applicable Prospectus Supplement.

Subscription Receipts

Subscription Receipts may be offered separately or together with Common Shares, Debt Securities or Warrants, as the case may be. Subscription Receipts will be issued under a subscription receipt agreement (a “Subscription Receipt Agreement”) that will be entered into between us and the escrow agent (the “Escrow Agent”) at the time of issuance of the Subscription Receipts. Each Escrow Agent will be a financial institution authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent.

Terms of the Subscription Receipts

The applicable Prospectus Supplement will include details of the Subscription Receipt Agreement covering the Subscription Receipts being offered. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. A copy of the Subscription Receipt Agreement will be filed by us with securities regulatory authorities after it has been entered into by us and will be available on our SEDAR profile at www.sedar.com.

This section describes the general terms that will apply to any Subscription Receipts being offered. The terms and provisions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of such terms. The particular terms of each issue of Subscription Receipts that will be described in the related Prospectus Supplement will include, where applicable:

(a)	the number of Subscription Receipts;

(b)	the price at which the Subscription Receipts will be offered;

(c)	conditions (the “Release Conditions”) for the exchange of Subscription Receipts into Common Shares or Debt Securities, as the case may be, and the consequences of such conditions not being satisfied;

(d)	the procedures for the exchange of the Subscription Receipts into Common Shares or Debt Securities;

(e)	the number of Common Shares or Debt Securities to be exchanged for each Subscription Receipt;

(f)

the currency or currency unit for which Subscription Receipts may be purchased and the aggregate principal amount, currency or currencies, denominations and terms of the series of Common Shares or Debt Securities that may be exchanged upon exercise of each Subscription Receipt;

(g)	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

(h)	the dates or periods during which the Subscription Receipts may be exchanged into Common Shares or Debt Securities;

(i)	the identity of the Escrow Agent;

(j)

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of such Subscription Receipts, together with interest and income earned thereon (the “Escrowed Funds”) pending satisfaction of the Release Conditions;

(k)

the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to us upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

(l)

procedures for the payment by the Escrow Agent to holders of such Subscription Receipts of an amount equal to all or a portion of the subscription price of their Subscription Receipts, plus any additional amounts provided for in the Subscription Receipt Agreement, if the Release Conditions are not satisfied;

(m)	the securities exchange(s) on which the Subscription Receipts will be listed, if any; and

(n)	any other material terms and conditions of the Subscription Receipts.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities to be received on the exchange of the Subscription Receipts.

Subscription Receipts, if issued in registered form, will be exchangeable for other Subscription Receipts of the same tenor, at the office indicated in the Prospectus Supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive payment of an amount equal to all or a portion of the subscription price for their Subscription Receipts, plus any additional amounts provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or by way of consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement. The Subscription Receipt Agreement will also specify that we may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holder of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Warrants

The following sets forth certain general terms and provisions of the Warrants. We may issue Warrants for the purchase of Common Shares, Debt Securities or other Securities. Warrants may be issued independently or together with Common Shares, Debt Securities, Subscription Receipts or other Securities offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Each series of Warrants will be issued under a warrant agreement between us and a warrant agent that we will name in the applicable Prospectus Supplement.

Terms of the Warrants

The applicable Prospectus Supplement will include details of the warrant agreement(s) covering the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement. A copy of the warrant agreement will be filed by us with securities regulatory authorities after it has been entered into by us and will be available on our SEDAR profile at www.sedar.com.

This section describes the general terms that will apply to any Warrants being offered. The terms and provisions of any Warrants offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of such terms. The particular terms of each issue of Warrants that will be described in the related Prospectus Supplement will include, where applicable:

(a)	the designation of the Warrants;

(b)	the aggregate number of Warrants offered and the offering price;

(c)

the designation, number and terms of the Common Shares, Debt Securities or other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

(d)	the exercise price of the Warrants;

(e)	the dates or periods during which the Warrants are exercisable;

(f)	the designation and terms of any securities with which the Warrants are issued;

(g)	if the Warrants are issued as a Unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

(h)	the currency or currency unit in which the exercise price is denominated;

(i)	whether such Warrants will be subject to redemption or call, and if so, the terms of such redemption or call provisions;

(j)	any minimum or maximum amount of Warrants that may be exercised at any one time;

(k)	whether such Warrants will be listed on any securities exchange;

(l)	whether the Warrants will be issued in fully registered or global form;

(m)	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

(n)	any rights, privileges, restrictions and conditions attaching to the Warrants; and

(o)	any other specific terms.

Warrant certificates, if issued in registered form, will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants.

Modifications

We may amend any warrant agreement and the Warrants without the consent of the holders of the Warrants in certain circumstances including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants. A more detailed description of the amendment provisions will be included in the applicable Prospectus Supplement.

Enforceability

The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A Warrant holder may, without the consent of the warrant agent, enforce, by appropriate legal action on its own behalf, the holder’s right to exercise the holder’s Warrants.

Share Purchase Contracts

The following sets forth certain general terms and provisions of the Share Purchase Contracts. We may issue Share Purchase Contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of Common Shares at a future date or dates, including by way of instalment.

Share Purchase Contracts may be issued independently or together with Common Shares, Debt Securities or other Securities offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Each series of Share Purchase Contracts will be issued under a share purchase contract agreement between us and an agent that we will name in the applicable Prospectus Supplement.

Terms of the Share Purchase Contracts

The price per Common Share may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula contained in the Share Purchase Contracts. We may issue Share Purchase Contracts in accordance with applicable laws and in such amounts and in as many distinct series as we may determine.

Any Prospectus Supplement for Share Purchase Contracts supplementing this Prospectus will contain the terms and other information with respect to the Share Purchase Contracts being offered thereby, including:

(a)

whether the Share Purchase Contracts obligate the holder to purchase or sell, or both purchase and sell, Common Shares and the nature and amount of each of those Securities, or the method of determining those amounts;

(b)	whether the Share Purchase Contracts are to be prepaid, paid in the future or paid in instalments;

(c)	any conditions upon which the purchase or sale will be contingent and the consequences if such conditions are not satisfied;

(d)	the currency or currency units in which the Share Purchase Contracts may be purchased and the underlying Common Shares denominated;

(e)	whether the Share Purchase Contracts are to be settled by delivery, or by reference or linkage to the value or performance of Common Shares;

(f)	if Share Purchase Contracts are issued as a Unit with another Security, the date on and after which the Share Purchase Contract and the other Security will be separately transferable;

(g)	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

(h)	the date or dates on which the sale or purchase must be made, if any;

(i)	the terms of any security to be granted by holders to secure their obligations thereunder;

(j)	the securities exchange(s) on which the Share Purchase Contracts will be listed, if any;

(k)	any rights, privileges, restrictions and conditions attaching to the Share Purchase Contracts; and

(l)	any other specific terms.

The preceding description and any description of Share Purchase Contracts in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the share purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such Share Purchase Contracts.

Share Purchase Contract certificates, if issued in registered form, will be exchangeable for new share purchase contract certificates of different denominations at the office indicated in the Prospectus Supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto. In the case of Share Purchase Contracts which obligate the holders to purchase Securities from us, the holders will not have any of the rights of holders of the Securities to be purchased pursuant to the Share Purchase Contracts until the completion of the purchase of those Securities by the relevant holder in accordance with the terms of the Share Purchase Contract.

Modifications

We may amend any share purchase contract agreement and the Share Purchase Contracts without the consent of the holders of the Share Purchase Contracts in certain circumstances including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Share Purchase Contracts. A more detailed description of the amendment provisions will be included in the applicable Prospectus Supplement.

Units

The following sets forth certain general terms and provisions of the Units. We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

Terms of the Units

Any Prospectus Supplement for Units supplementing this Prospectus will contain the terms and other information with respect to the Units being offered thereby, including:

(a)	the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

(b)	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

(c)	how, for income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities;

(d)	the currency or currency units in which the Units may be purchased and the underlying Securities denominated;

(e)	the securities exchange(s) on which such Units will be listed, if any;

(f)	whether the Units and the underlying Securities will be issued in fully registered or global form; and

(g)	any other specific terms of the Units and the underlying Securities.

The preceding description and any description of Units in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Units.

Modifications

We may amend the unit agreement and the Units, without the consent of the holders of the Units, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Units. Other amendment provisions will be as indicated in the applicable Prospectus Supplement.

PRIOR SALES

Prior sales will be provided, as required, in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

TRADING PRICES AND VOLUMES

Trading prices and volume of the Common Shares will be provided, as required, in each Prospectus Supplement to this Prospectus.

PLAN OF DISTRIBUTION

We may sell the Securities, separately or together, to or through one or more underwriters or dealers, purchasing as principals for public offering and sale by them, and may also sell Securities to one or more other purchasers directly or through agents. Securities sold to the public pursuant to this Prospectus may be offered and sold exclusively in Canada or the United States, or in both jurisdictions. The Prospectus Supplement relating to an offering of Securities will indicate the jurisdiction or jurisdictions in which such offering is being made to the public. Each Prospectus Supplement will set out the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at the market distributions” as defined in National Instrument 44-102 – Shelf Distributions), and the proceeds to us from the sale of the Securities. Only underwriters, dealers or agents so named in the Prospectus Supplement are deemed to be underwriters, dealers or agents, as the case may be, in connection with the Securities offered thereby.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to us.

Underwriters, dealers or agents may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in and subject to limitations imposed by applicable Canadian securities laws, which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to “at the market” offerings, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer involved in an “at the market” offering, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

If underwriters or dealers purchase Securities as principals, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase those Securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

The Securities may also be sold directly by us in accordance with applicable securities laws at prices and upon terms agreed to by the purchaser and us, or through agents designated by us, from time to time. Any agent involved in the offering and sale of Securities pursuant to a particular Prospectus Supplement will be named, and any commissions payable by us to that agent will be set forth in such Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from us in the form of commissions, concessions and discounts. Any such commissions may be paid out of our general funds or the proceeds of the sale of Securities. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under applicable securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering of Securities, other than an “at the market distribution”, the applicable Prospectus Supplement will set forth any intention by the underwriters, dealers or agents to offer, allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any  time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor of the acquisition, ownership and disposition of any Securities offered thereunder. The applicable Prospectus Supplement may also describe certain United States federal income tax considerations generally applicable to the acquisition, ownership and disposition of any Securities offered thereunder by an investor who is a United States person.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement relating to a specific offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on our behalf by Davies Ward Phillips & Vineberg LLP in relation to Canadian law and by Cravath, Swaine & Moore LLP in relation to United States law. As of the date hereof, partners and associates of Davies Ward Phillips & Vineberg LLP own beneficially, directly or indirectly, less than 1% of any of our securities or the securities of any of our associates or affiliates.

INTERESTS OF QUALIFIED PERSONS

Each of Charles Lynn Bolin, Simon P. Bottoms, Craig Fiddes, Robert Krcmarov, Jay Olcott, Richard Quarmby, Rodney B. Quick, John Steele, Steven W. Yopps, Chad Yuhasz, Kathleen Ann Altman, R. Dennis Bergen, Rosmery Cardenas, Philip A. Geusebroek, Derek Holm, Holger Krutzelmann, Andrew Law,

Hugo Miranda, Graham E. Trusler and Wayne W. Valliant is a person who has reviewed or supervised the preparation of information upon which certain scientific and technical information relating to Barrick’s mineral properties contained or incorporated by reference in this Prospectus is based. None of such persons received or will receive a direct or indirect interest in any property of Barrick or any of its associates or affiliates. As of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Barrick. Each of Charles Lynn Bolin, Simon P. Bottoms, Craig Fiddes, Robert Krcmarov, Jay Olcott, Richard Quarmby, Rodney B. Quick, John Steele, Steven W. Yopps and Chad Yuhasz is a qualified person who is or was at the relevant time an officer or employee of Barrick and/or an officer, director or employee of one or more of its associates or affiliates.

AUDITORS

The independent registered public accounting firm of Barrick is PricewaterhouseCoopers LLP, Chartered Professional Accountants, PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada, M5J 0B2. PricewaterhouseCoopers LLP, Chartered Professional Accountants report that they are independent of us in accordance with the Chartered Professional Accountants of Ontario CPA Code of Professional Conduct and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States). The Audited Financial Statements incorporated by reference in this Prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Chartered Professional Accountants, given on the authority of said firm as experts in auditing and accounting.

REGISTRAR AND TRANSFER AGENT

The transfer agent and registrar for the Common Shares is AST Trust Company (Canada) in Canada at its principal office in Toronto and American Stock Transfer  & Trust Company, LLC in the United States at its principal office in New York.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents are being filed with the SEC as part of our registration statement: (a) the documents referred to under the heading “Documents Incorporated by Reference”; (b) the consent of PricewaterhouseCoopers LLP; (c) the consent of Davies Ward Phillips & Vineberg LLP; (d) the consent of each of Charles Lynn Bolin, Simon P. Bottoms, Craig Fiddes, Robert Krcmarov, Jay Olcott, Richard Quarmby, Rodney B. Quick, John Steele, Steven W. Yopps, Chad Yuhasz, Kathleen Ann Altman, R. Dennis Bergen, Rosmery Cardenas, Philip A. Geusebroek, Derek Holm, Holger Krutzelmann, Andrew Law, Hugo Miranda, Graham E. Trusler and Wayne W. Valliant; and (e) the power of attorney of the directors and officers of Barrick.

ENDNOTES

(1)

A Tier One Gold Asset is an asset with a reserve potential to deliver a minimum 10-year life, annual production of at least 500,000 ounces of gold and total cash costs per ounce over the mine life that are in the lower half of the industry cost curve.

(2)

A Tier Two Gold Asset is an asset with a reserve potential to deliver a minimum 10-year life, annual production of at least 250,000 ounces of gold and total cash costs per ounce over the mine life that are in the lower half of the industry cost curve. A Strategic Asset is an asset which in the opinion of Barrick, has the potential to deliver significant unrealized value in the future.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Barrick Gold Corporation (“Barrick” or the “Registrant”) is governed by the Business Corporations Act (British Columbia) (the “BCBCA”). The summary of the provisions of the BCBCA included below is for reference only and is qualified in its entirety by the full text of the BCBCA in effect as at the date hereof.

The following terms, as referenced herein, shall have the following definitions, as provided in the BCBCA:

(1)	“associated corporation” means a corporation or entity referred to in paragraph (b) or (c) of the definition of “eligible party”;

(2)	“eligible party”, in relation to Barrick, means an individual who:

(a)	is or was a director or officer of Barrick,

(b)	is or was a director or officer of another corporation

(i)	at a time when such other corporation is or was an affiliate of Barrick, or

(ii)	at the request of Barrick, or

(c)	at the request of Barrick, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, subject to certain exceptions in the BCBCA, the heirs and personal or other legal representatives of that individual;

(3)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(4)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, Barrick or an associated corporation

(a)	is or may be joinder as a party, or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(5)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

(6)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under and subject to the BCBCA, Barrick may do one or both of the following: (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable; and/or (b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. Further, under and subject to the BCBCA, Barrick may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. However, Barrick must not make such payments unless Barrick first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, as outlined below, the eligible party will repay the amounts advanced.

Under the BCBCA, Barrick must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply: (a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, Barrick was prohibited from giving the indemnity or paying expenses by its memorandum or articles; (b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, Barrick is prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of Barrick or the associated corporation, as the case may be; or (d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful. If an eligible proceeding is brought against an eligible party by or on behalf of Barrick or by or on behalf of an associated corporation, Barrick must not do either of the following: (a) indemnify the eligible party under the BCBCA in respect of the proceeding; or (b) pay the expenses of the eligible party under the BCBCA in respect of the proceeding.

Despite any other applicable provision of the BCBCA (including the prohibitions outlined above) and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of Barrick or an eligible party, the Supreme Court of British Columbia (the “court”) may do one or more of the following: (a) order Barrick to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; (b) order Barrick to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding; (c) order the enforcement of, or any payment under, an agreement or indemnification entered into by Barrick; (d) order Barrick to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under the BCBCA; and/or (e) make any other order the court considers appropriate.

Barrick has entered into a Memorandum of Agreement with each Barrick director and officer under which Barrick has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in the above paragraphs.

In accordance with the provisions of the BCBCA summarized above, the articles of Barrick provide that, subject to the BCBCA, Barrick must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Barrick must indemnify, and pay expenses in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent permitted by, the BCBCA.

Barrick also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers.

The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS TO FORM-10

Exhibit	Description

4.1	The annual information form dated as of March 19, 2021, for the year ended December 31, 2020 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 40-F (Commission File No. 001-09059), filed with the Commission on March 19, 2021).

4.2	The annual audited consolidated financial statements for the year ended December 31, 2020, including consolidated balance sheets as at December 31, 2020 and December 31, 2019 and the consolidated statements of income, comprehensive income, cash flow and changes in equity for each of the years in the two-year period ended December 31, 2020, and related notes (the “Audited Financial Statements”), together with the independent auditors’ report thereon (incorporated by reference to Exhibit 99.2 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on February 18, 2021).

4.3	Management’s discussion and analysis in respect of the Audited Financial Statements (incorporated by reference to Exhibit 99.2 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on February 18, 2021).

4.4	The management information circular dated March 26, 2021, in connection with the annual meeting of Barrick’s shareholders held on May 4, 2021 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 001-09059), furnished to the Commission on April 1, 2021).

5.1	Consent of PricewaterhouseCoopers LLP.

5.2	Consent of Davies Ward Phillips & Vineberg LLP.

5.3	Consent of Charles Lynn Bolin.

5.4	Consent of Simon Bottoms.

5.5	Consent of Craig Fiddes.

5.6	Consent of Robert Krcmarov.

5.7	Consent of Jay Olcott.

5.8	Consent of Richard Quarmby.

5.9	Consent of Rodney B. Quick.

5.10	Consent of John Steele.

5.11	Consent of Steven W. Yopps.

5.12	Consent of Chad Yuhasz.

5.13	Consent of Kathleen Ann Altman.

5.14	Consent of R. Dennis Bergen.

5.15	Consent of Rosmery Cardenas.

5.16	Consent of Philip A. Geusebroek.

5.17	Consent of Derek Holm.

5.18	Consent of Holger Krutzelmann.

5.19	Consent of Andrew Law.

5.20	Consent of Hugo Miranda.

5.21	Consent of Graham E. Trusler.

5.22	Consent of Wayne W. Valliant.

6.1	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10).

7.1	Form of Senior Trust Indenture (incorporated by reference to Exhibit 7.1 to Barrick’s Form F-10 (Commission File No. 001-09059), filed with the Commission on February 16, 2017).

7.2	Form of Subordinated Trust Indenture (incorporated by reference to Exhibit 7.2 to Barrick’s Form F-10 (Commission File No. 001-09059), filed with the Commission on February 16, 2017).

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 7th day of May, 2021.

BARRICK GOLD CORPORATION

By:	/s/ Richie Haddock
	Name:	Richie Haddock
	Title:	General Counsel

III-2

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Mark Bristow, Graham Shuttleworth and Richie Haddock as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Bristow Mark Bristow	President and Chief Executive Officer and Director	May 7, 2021

/s/ Graham Shuttleworth Graham Shuttleworth	Senior Executive Vice-President and Chief Financial Officer	May 7, 2021

/s/ John L. Thornton John L. Thornton	Executive Chairman and Director	May 7, 2021

/s/ Gustavo A. Cisneros Gustavo A. Cisneros	Director	May 7, 2021

/s/ Christopher L. Coleman Christopher L. Coleman	Director	May 7, 2021

/s/ J. Michael Evans J. Michael Evans	Director	May 7, 2021

/s/ Brian L. Greenspun Brian L. Greenspun	Director	May 7, 2021

/s/ J. Brett Harvey J. Brett Harvey	Director	May 7, 2021

/s/ Anne Kabagambe Anne Kabagambe	Director	May 7, 2021

/s/ Andrew J. Quinn Andrew J. Quinn	Director	May 7, 2021

/s/ Loreto Silva Loreto Silva	Director	May 7, 2021

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Barrick Gold Corporation in the United States, in the City of Toronto, Province of Ontario, Canada, on this 7th day of May, 2021.

BARRICK GOLD OF NORTH AMERICA, INC.
(Authorized U.S. Representative)

By:	/s/ Dana Stringer
	Name:	Dana Stringer
	Title:	Secretary

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